SERIES A DEBENTURE

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER (THE "1933 ACT"), AND MAY ONLY BE OFFERED OR SOLD PURSUANT TO REGISTRATION UNDER OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE 1933 ACT.


                  7% CONVERTIBLE DEBENTURE DUE OCTOBER 15, 1998


$________________                                               October 15, 1996


         FOR VALUE RECEIVED, INTELECT COMMUNICATIONS SYSTEMS LIMITED, a Bermuda company (the "Company"), hereby promises to pay to _____________________ , or registered assigns (the "Holder") on October 15, 1998 (the "Maturity Date"), the principal amount of ________________________ (______________) and to pay
interest in cash on the principal amount hereof, in such amounts, at such times and on such terms and conditions as are specified herein. This Debenture (this "Debenture") is one of two Series A Debentures issued in an aggregate principal amount of $5,000,000 pursuant to that certain Convertible Securities Agreement executed by the Holder, the Company and _____________________ dated October 15, 1996 (the "Agreement").

ARTICLE 1.        INTEREST.

         The Company shall pay interest on the unpaid principal amount of this Debenture at the rate of Seven Percent (7%) per year, payable in cash, payable quarterly in arrears on each December 31, March 31, June 30 and September 30, commencing December 31, 1996 until the principal hereof is paid in full or has been converted. Interest on this Debenture shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date hereof. Interest shall be computed on the basis of the actual number of days elapsed during any interest calculation period in a 360-day year of twelve 30-day months.

ARTICLE 2.        METHOD OF PAYMENT.

         The Company shall pay the principal of and interest on this Debenture in United States dollars. Interest shall be paid to the holder at ________________________. Principal shall be paid in the manner described in that certain Book Entry Transfer

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Agent Agreement (the "Transfer Agent Agreement") among the Company,  the Holder,
______________________   and  American  Stock  Transfer  &  Trust  Company,  the
Company's stock transfer agent (the "Transfer Agent"). Interest and principal payments shall be subject to withholding (if any) under applicable United States Federal Internal Revenue Service Regulations.

ARTICLE 3.        CONVERSION.

         SECTION 3.1.  CONVERSION PRIVILEGE

         (a) The Holder of this Debenture shall have the right, exercisable at one or more times, at its option, to convert all or a portion of this Debenture into common shares, par value $.01 per share (U.S.), of the Company ("Common
Shares" or "Common Stock") at the times hereafter specified. The number of Common Shares issuable upon the conversion of this Debenture is determined by dividing the principal amount hereof to be converted by the Conversion Price (as defined in paragraph (b) of this Section 3.1 below) in effect on the conversion date and rounding the result to the nearest 1/100th of a share. Upon conversion, all accrued and unpaid interest will be paid to the Holder in cash.

         (b) All or any portion of this Debenture is convertible at any time, and from time to time as follows: One-third (1/3) of the principal balance of all Debentures issued to Holders as described in Section 7.1 hereafter shall be convertible beginning sixty (60) days after the date of this Debenture; an additional one-third (1/3) of the principal balance of all such Debentures issued to the Holders shall be convertible beginning 90 days after the date of such Debentures; and the final one-third (1/3) of the principal balance of all such Debentures issued to the Holders shall be convertible beginning 120 days after the date of such Debentures; provided, that if the Company has not effected the registration of the Common Shares into which this Debenture is convertible on or before the expiration of the sixty (60) day period referenced above, one-half (1/2) of the principal balance of all the Debentures shall be convertible at such time and the remaining principal balance shall be convertible ninety (90) days after the date hereof. The conversion price shall be the lesser of (A) Twelve and No/100 Dollars ($12.00) per share of Common Stock or (B) the product of (i) the current market price of the Common Stock on the conversion date multiplied by (ii) eighty two and one-half percent (82.5%) (the "Formula Price"); provided, if the conversion date is a date on or before the 90th day following the date of this Debenture, the Conversion Price shall be the greater of the Formula Price of the Common Stock on the conversion date or Four and 50/00 Dollars ($4.50) per share of Common Stock (such applicable price being hereafter referred to as the "Conversion Price").

         (c) In the event any Debenture remains outstanding on the second anniversary of the date hereof, the unconverted portion of such Debenture will automatically be

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converted  into  Common  Shares  on such  date in the  manner  set forth in this
Section 3.1; provided (i) an Event of Default does not then exist under this Debenture and (ii) a registration statement as contemplated by Section 4 of the Agreement is effective with respect to the sale by the Holders of shares of Common Stock issuable upon conversion of this Debenture.

         (d) At any time, and from time to time, the Company, at its option (the "Redemption Option"), may redeem this Debenture at the Agreed Redemption Amount (which shall mean the product of the remaining principal amount of the Debenture multiplied by 117.5%, plus accrued and unpaid interest thereon). Any notice of exercise of the Redemption Option (a "Redemption Notice") shall be delivered in writing to Holder and shall be irrevocable when delivered. The Company shall not, however, be entitled to issue a Redemption Notice with respect to any portion of the Debenture for which Holder has previously delivered a Notice of Conversion as contemplated by this Debenture, and any such Notice of Conversion delivered after the Company issues a Redemption Notice shall be invalid. The Company shall pay the Agreed Redemption Amount in the manner contemplated in the Transfer Agent Agreement upon exercise of the Redemption Option within thirty
(30) days of the delivery of such Redemption Notice. During the Redemption Period, the Company shall comply with all terms, conditions and covenants of this Debenture (including, without limitation timely payment of accrued and unpaid interest). Subject to the foregoing, Holder's option to convert this Debenture into shares of Common Stock shall be abated during the Redemption Period.

         SECTION 3.2. CONVERSION PROCEDURE. To convert this Debenture into Common Shares, the Holder must complete and sign the Notice of Conversion attached hereto and deliver the same (including delivery via facsimile) to the Transfer Agent. The date upon which the Transfer Agent receives the completed Notice of Conversion (by recognized overnight courier, hand-delivery, facsimile or otherwise) is the conversion date. Within two (2) business days after receipt of the Notice of Conversion as aforesaid, the Company shall cause the Transfer Agent to deliver a certificate for the number of full Common Shares issuable upon the conversion and a check for any fraction of a share. The person in whose name the certificate representing Common Shares is to be registered shall be treated as a shareholder of record on and after the conversion date. Upon conversion, unpaid interest on the converted portion of the Debenture shall be paid in cash by the Company. If one person converts more than one Debenture at the same time, the number of full shares issuable upon the conversion shall be based on the total principal amount of Debentures converted. Notwithstanding the foregoing, the conversion right of the Holder set forth herein shall be limited, solely to the extent required, from time to time, such that in no instance shall the maximum number of Common Shares into which the Holder may convert this Debenture exceed, at any one time, an amount equal to the remainder of (i) 4.99% of the then issued and outstanding

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shares of Common Stock of the Company following such conversion,  minus (ii) the number of shares of Common Stock of the Company then held by the Holder.

         SECTION 3.3. FRACTIONAL SHARES. The Company shall not issue a fractional share of Common Stock upon the conversion of this Debenture. Instead, the Company shall pay in lieu of any fractional share the cash value thereof at the then current market price of the Common Shares as determined under Section
3.7 below.

         SECTION 3.4. TAXES ON CONVERSION. The Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue of Common Shares upon the conversion of this Debenture. However, the Holder shall pay any such tax which is due because such shares are issued in a name other than its name.

         SECTION 3.5. COMPANY TO RESERVE STOCK. The Company shall reserve out of its authorized but unissued Common Shares enough Common Shares to permit the conversion in full of this Debenture. All Common Shares which may be issued upon the conversion hereof shall be fully paid and nonassessable.

         SECTION 3.6. RESTRICTIONS ON TRANSFER. This Debenture and the Common Shares issuable upon the conversion hereof have not been registered under the Securities Act of 1933 (the "Act") and have been sold pursuant to an exemption under the Act. The Debenture may not be transferred or resold except pursuant to registration under or an exemption from the Act.

         SECTION 3.7.  CURRENT MARKET PRICE.

         (a) As used herein, the current market price per share of Common Shares on any date is the average of the closing bid price of the Common Shares on NASDAQ (or on such exchange as the Common Shares are then listed) for five (5) consecutive trading days ending on the trading day before the date in question.

         (b) As used in this  Section 3.7, the term closing bid price shall mean
(i) the closing bid price thereof on any such trading date, as reported by Bloomberg, L.P. or (ii) in the event the Common Shares are not reported on such system, the fair market value of the Common Stock as determined by the Board of Directors of the Company in its good faith judgment.

ARTICLE 4.        MERGERS.

         The Company shall not consolidate or merge into, or transfer all or substantially all of its assets to, any person, unless such person assumes the obligations of the Company under this Debenture and immediately after such transaction no Event of Default exists. Any reference herein to the Company shall refer to such surviving or

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transferee  corporation  and the obligations of the Company shall terminate upon such assumption. If the Company merges or consolidates with another corporation or sells or transfers all or substantially all of its assets to another person and the holders of the Common Shares are entitled to receive stock, securities or property in respect of or in exchange for Common Shares, then as a condition of such merger, consolidation, sale or transfer, either (i) the Company and any such successor, purchaser or transferee shall amend this Debenture to provide that it may thereafter be converted on the terms and subject to the conditions set forth above into the kind and amount of stock, securities or property receivable upon such merger, consolidation, sale or transfer by a holder of the number of shares of Common Stock into which this Debenture might have been converted immediately before such merger, consolidation, sale or transfer, or
(ii) if the Company is not the surviving entity in such merger, consolidation, sale or transfer, the Company shall give the Holder at least 30 days prior written notice of the expected closing date of such transaction, and if any portion of this Debenture has not been converted into Common Stock at the election of the Holder prior to such closing, then the remaining principal amount of this Debenture may, at the option of the Purchaser, be converted into shares of Common Stock at the closing of such transaction. The Conversion Price shall be the same as the applicable Conversion Price defined in Section 3 above.

ARTICLE 5.        REPORTS.

         The Company will mail to the Holder hereof at its address as shown on the Register a copy of any annual, quarterly or current report that it files with the Securities and Exchange Commission promptly after the filing thereof and a copy of any annual, quarterly or other report or proxy statement that it gives to its shareholders generally at the time such report or statement is sent to shareholders.

ARTICLE 6.        DEFAULTS AND REMEDIES.

         SECTION 6.1. EVENTS OF DEFAULT. An "Event of Default" occurs if (a) the Company does not make the payment of the principal of this Debenture when the same becomes due and payable at maturity, upon redemption or otherwise, (b) the Company does not make a payment of interest when such interest becomes due and payable and such default continues for a period of 10 days thereafter, (c) the Company fails to issue Common Shares upon conversion, within the time period specified in Section 3.2, (d) the Company fails to comply with any of its other agreements in this Debenture the Company ceases to be eligible with respect to the use of Form S-3 for the filing of a resale registration statement with the Securities and Exchange Commission, (f) the Company's Common Shares cease to be quoted on any of the New York Stock Exchange, American Stock Exchange, the NASDAQ-National Market or NASDAQ-Small Cap for a period in excess of 60 calendar days, (g) an "Event of Default" occurs in any of the other Debentures issued in connection with the Agreement, (h) the Company defaults

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(INTELECT COMMUNICATIONS SYSTEMS LIMITED)





under the terms of any existing or "funded indebtedness" in excess of $500,000, and such default is not remedied within the cure period associated therewith, or
(i) the Company pursuant to or within the meaning of any Bankruptcy Law (as hereinafter defined): (a) commences a voluntary case; (b) consents to the entry of an order for relief against it in an involuntary case; (c) consents to the appointment of a Custodian (as hereinafter defined) of it or for all or substantially all of its property; (d) makes a general assignment for the benefit of its creditors; or (e) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (A) is for relief against the Company in an involuntary case; (B) appoints a Custodian of the Company or for all or substantially all of its property or (C) orders the liquidation of the Company, and the order or decree remains unstayed and in effect for 60 days. As used in this Section 6.1, the term "Bankruptcy Law" means Title 11 of the United States Code or any similar Federal or State law for the relief of debtors or such other applicable laws. The term "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law. The term "funded indebtedness" means indebtedness for borrowed money of Seller, indebtedness evidenced by securities, debentures, bonds, notes or other similar instruments issued by Seller, all obligations of Seller issued or assumed as the deferred purchase price of property, all liabilities secured by any lien on any property or asset of Seller and all obligations of the type referred to herein of other persons for the payment of which Seller is responsible or liable as obligor, guarantor, or otherwise.

         SECTION 6.2. ACCELERATION. If an Event of Default occurs and is continuing, the Holder hereof by notice to the Company, may declare the principal of and accrued interest on this Debenture to be due and payable. Upon such declaration, the principal and interest hereof shall be due and payable immediately.

ARTICLE 7.        REGISTERED DEBENTURES.

         SECTION 7.1. SERIES. This Debenture is one of two Series A Debentures issued to the Holder and Seacrest Capital Limited pursuant to the Agreement having an aggregate principal amount of Five Million and No/100 Dollars ($5,000,000), which are identical. Such Debentures are referred to herein collectively as the "Debentures."

         SECTION 7.2. RECORD OWNERSHIP. The Company, pursuant to the mechanisms established under the Transfer Agent Agreement, shall maintain a register of the holders of the Debentures (the "Register") showing their names and addresses and the serial numbers and principal amounts of Debentures issues to or transferred of record by them from time to time. The Register may be maintained in electronic, magnetic or other computerized form. The Company may treat the person named as the Holder of this Debenture in the Register as the sole owner of this Debenture. The registered Holder of this Debenture is the person exclusively entitled to receive payments of interest on this Debenture, receive notifications with respect to this Debenture, convert it into

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Common Stock and otherwise exercise all of the rights and powers as the absolute owner hereof.

         SECTION 7.3. REGISTRATION OF TRANSFER. Transfers of this Debenture may be registered on the books of the Company maintained for such purpose pursuant to Section 7.2 above (i.e., the Register). Transfers shall be registered when the Transfer Agent is presented with a request to register the transfer hereof pursuant to the terms of the Transfer Agent Agreement and the Company has received evidence satisfactory to it that such transfer is rightful and in compliance with all applicable laws, including tax laws and State and Federal securities laws.

ARTICLE 8.        NOTICES.

         Any notice which is required by the Company under the terms of this Debentures shall be duly given if it is in writing and delivered in person, by telecopy, by recognized overnight courier or mailed by first class mail, postage prepaid and directed to the Holder of the Debenture at its address as it appears on the Register or if to the Company to its principal executive offices. The time when such notice is sent shall be the time of the giving of the notice.

         All notices to Holders are to be mailed to:

         --------------------------
         --------------------------
         --------------------------
         --------------------------
         Telephone:  _______________
         Fax:  _____________________

         All notices to the Company are to be mailed to:

         Intelect Communications Systems Limited
         Reid House 31 Church Street
         Hamilton, Bermuda
         Attn:  President
         Telephone:  441/295-8639
         Fax:  441/292-5560


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         With copy to:

         Hale and Dorr
         60 State Street
         Boston, Massachusetts 02109
         Telephone:  617/526-6000
         Fax:  617/526-5000
         Attn:  Philip P. Rossetti


ARTICLE 9.        TIMES.

         Where this Debenture authorizes or requires the payment of money or the performance of a condition or obligation on a Saturday or Sunday or a public holiday, or authorizes or requires the payment of money or the performance of a condition or obligation within, before or after a period of time computed from a certain date, and such period of time ends on a Saturday or a Sunday or a public holiday, such payment may be made or condition or obligation performed on the next succeeding business day, and if the period ends at a specified hour, such payment may be made or condition performed, at or before the same hour of such next succeeding business day, with the same force and effect as if made or performed in accordance with the terms of this Debenture. Where time is extended by virtue of the provisions of this Article 9, such extended time shall not be included in the computation of interest.

ARTICLE 10.       RULES OF CONSTRUCTION.

         In this Debenture, unless the context otherwise requires, words in the singular number include the plural, and in the plural include the singular, and words of the masculine gender include the feminine and the neuter, and when the sense so indicates, words of the neuter gender may refer to any gender. The numbers and titles of sections contained in this Debenture are inserted for convenience of reference only, and they neither form a part of this Debenture nor are they to be used in the construction or interpretation hereof. Wherever, in this Debenture, a determination of the Company is required or allowed, such determination shall be made by a majority of the Board of Directors of the Company and if it is made in good faith, it shall be conclusive and binding upon the Company and the Holder of this Debenture.

ARTICLE 11.       GOVERNING LAW.

         The validity, terms, performance and enforcement of this Debenture shall be governed and construed by the provisions hereof and in accordance with the laws of Bermuda.
                            [Signature page follows]

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         IN WITNESS WHEREOF,  the Company has duly executed this Debenture as of the date first written above.

                                     INTELECT COMMUNICATIONS SYSTEMS
                                     LIMITED



                                     By:
                                        ------------------------------
                                     Name     PETER G. LEIGHTON
                                         -----------------------------
                                     Title             PRESIDENT
                                          ----------------------------

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                              NOTICE OF CONVERSION

         [To be completed and signed only upon conversion of Debenture]

         The undersigned, the Holder of this Debenture, hereby irrevocably elects to exercise the right to convert it into common shares, par value $10 per share, of Intelect Communications Systems Limited as follows:

[Complete if less than all                      Dollars ($       )
of principal amount is to          ---------------------------------------------
be converted                       ($10,000 or integral multiples of $10,000)

[Signature must be                 ---------------------------------------------
guaranteed if registered           (Name of Holder of shares if different than
holder of stock differs            registered Holder of Debenture)
from registered Holder of
Debenture)
                                   ---------------------------------------------
                                   (Address of Holder if different than address of registered Holder of Debenture)


                                   ---------------------------------------------
                                   (Social Security of EIN of Holder of shares if different than Holder of Debenture)


Date:_________              Sign:  _____________________________________________
                                   (Signature must conform in all respects to
                                    name of Holder shown on face of this
                                    Debenture)

NOTICE OF CONVERSION